EXHIBIT 99

Notice of Request of Special Shareholders Meeting dated July 15, 1996.

Polifly Financial Corporation
P.O. Box L.
Roseland, New Jersey 07068

Polifly Financial Corporation VIA REGISTERED MAIL
14 Smull Avenue               and
Caldwell, New Jersey 07006    VIA FEDERAL EXPRESS
(George J. Minish, Agent)

REQUEST OF SPECIAL SHAREHOLDERS MEETING TO BE HELD NO LATER THAN 60 DAYS FROM RECEIPT OF THIS LETTER.

Gentlemen:

In accordance with Article X and Article II, Section 3, of the Certificate of Incorporation and the Bylaws of Polifly Financial Corporation, a "Special Shareholder Meeting" is hereby requested by Nicola Biase, Domenick G. Scaglione and Josephine Scaglione, holders of 206,400 and 139,000 shares respectively of Polifly Financial Corporation, which represent not less than 10% of the shares entitled to vote at such Special Meeting. (See enclosed 13-D's.)

The Special Meeting must be held in within 60 days from receipt of this request in a location in New Jersey to be selected by Polifly Financial Corporation, to discuss and resolve the following items:

1. The status suspension revoked two years ago by the State of New Jersey, Dept. of State.

2. The Annual Report for the years 1993, 1994 and 1995 and the current full street address (not P.O. Box number) of the Corporation.

3.   The nomination and election of a new Board of Directors.

4. Filing all the necessary documents with the proper State, Federal and local Authorities.
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5.   Law suit for breach of contract by the US Government for the goodwill.

Very truly yours,

 /s/ Nicola Biase
 _________________
 242 Phelps Road
 Ridgewood, N.J. 07450

 /s/ Domenick G. Scaglione
 _________________
 6 Faulkner Lane
 Dix Hill, N.Y. 11746
 /s/ Josephine  Scaglione
 _________________
 6 Faulkner Lane
 Dix Hill, N.Y.  11746